Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Reports First Quarter 2024 Results and Acquisition of Precision Optical Technologies, Inc.

St. Louis, Missouri – May 2, 2024 - Belden Inc. (NYSE: BDC) (the “Company”), a leading global supplier of network infrastructure and digitization solutions, today reported fiscal first quarter results for the period ended March 31, 2024.

First Quarter 2024 Highlights
•Revenues of $536 million, down 17% y/y and down 17% y/y organically
•GAAP EPS of $0.90, down 38% y/y
•Adjusted EPS of $1.24, down 26% y/y
•Entered into a definitive agreement to purchase Precision Optical Technologies, Inc. for $290 million in cash
•Purchased 0.7 million shares for $58 million during the quarter

“Stability once again is the key takeaway this quarter, with our teams delivering first quarter revenues and EPS exceeding expectations,” said Ashish Chand, President and CEO of Belden Inc. “Our team executed well in a dynamic environment as customers continue to work through inventory. We remain focused on growing our solutions capabilities through organic growth and disciplined capital deployment. Therefore, I am pleased to announce we entered into an agreement to acquire Precision Optical Technologies, Inc., as the newest addition to our Enterprise Solutions segment. With a strong optical transceiver and fiber product set, the addition will further expand our portfolio and increase our solutions offerings.”

First Quarter 2024

Revenues for the quarter totaled $536 million, decreasing $106 million, or 17%, compared to $642 million in the year-ago period. Driven primarily by lower market demand, revenues declined organically by 17%, with Industrial Automation Solutions down 17% and Enterprise Solutions down 18%. Net income was $37 million, compared to $63 million in the year-ago period. Net income as a percentage of revenues was 7.0%, compared to 9.8% in the year-ago period. EPS totaled $0.90 for the quarter, compared to $1.45 in the year-ago period.

Adjusted EBITDA was $85 million, down $26 million, or 24%, compared to $111 million in the year-ago period. Adjusted EBITDA margin was 15.8%, down 160 bps, compared to 17.4% in the year-ago period. Adjusted EPS was $1.24, decreasing 26% compared to $1.68 in the year-ago period. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

Agreement to Acquire Precision Optical Technologies, Inc.

On April 30, 2024, Belden entered into a definitive agreement to acquire Precision Optical Technologies, Inc. (“Precision Optical Technologies”) for approximately $290 million in cash. Precision Optical Technologies is a leading supplier of value-added optical transceivers with proprietary software, firmware configurations, and related components. The company’s products are core elements in fiber infrastructure deployments, expansions, and network upgrades, benefiting from multiple secular tailwinds. Precision Optical Technologies’ products are highly complementary to Belden’s existing Enterprise Solutions products and will enhance our solutions offerings in key markets.

“We are eager to welcome the Precision Optical Technologies team to the Belden family upon closing,” said Dr. Chand. “Precision Optical Technologies’ strong position in the optical transceiver market will be highly beneficial to Belden as we look to grow our solutions offerings in the Enterprise segment and broadband markets. As networks are upgraded, and bandwidth demands increase, Precision Optical Technologies’ products will be critical components as fiber deployments accelerate. Further, combined with Belden fiber and network products, our solutions teams will now have enhanced passive optical network (or “PON”) components and will sit deeper in the fiber network allowing for additional use cases and opportunities with MSOs, telcos, data centers, and enterprise customers. We look forward to working together with our new team members to grow our solutions capabilities.”

Precision Optical Technologies is expected to be accretive to Belden’s adjusted earnings per share in the first year post-closing, excluding acquisition-related costs. The transaction is expected to be completed by the end of the second quarter of 2024 and is subject to certain regulatory approvals and other customary closing conditions.

Outlook

“Our solutions are being embraced by customers and partners, as our teams continue to lean into our transformation,” said Dr. Chand. “The ever-increasing need for data and automation continues as reindustrialization trends are just starting. Our long-term growth opportunities are considerable, and with our continued push toward solutions, our portfolio is well-positioned to succeed as the next investment cycle ramps up. I am confident in the ability of the Belden team to continue to transform our business, adjust to changing market conditions, leverage our superior product portfolio, and capitalize on growth opportunities in all market conditions as we continue to generate sustainable, long-term shareholder value.”

Customer destocking and other temporary headwinds are expected to continue into the second quarter. Relative to the first quarter, end demand is expected to be stable with revenues up slightly, in line with normal seasonal patterns.

Assuming no significant changes to the current market environment, the table below provides guidance for the second quarter of 2024.

Second Quarter 2024:
Guidance
Revenues (million)	$565 - $580
GAAP EPS	$1.00 - $1.10
Adjusted EPS	$1.30 - $1.40

The impact of the Precision Optical Technologies acquisition has not been reflected in second quarter guidance as the timing of close is subject to certain regulatory approvals and other customary closing conditions. Management will provide updates, as appropriate.

Earnings Conference Call

Management will host a conference call today at 8:30 am ET to discuss the results. The listen-only audio of the conference call will be broadcast live via the Internet at https://investor.belden.com. The dial-in number for participants is 1-888-224-1005 with confirmation code 7435587. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Earnings per Share (EPS) and Organic Growth

All references to EPS within this earnings release refer to net income per diluted share attributable to Belden stockholders. Organic growth is calculated as the change in revenues excluding the impacts from currency exchange rates, copper prices, acquisitions, and divestitures.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31, 2024	April 2, 2023

	(In thousands, except per share data)
Revenues	$535,675	$641,789
Cost of sales	(334,079)	(395,684)
Gross profit	201,596	246,105
Selling, general and administrative expenses	(110,768)	(121,574)
Research and development expenses	(26,999)	(29,384)
Amortization of intangibles	(10,809)	(9,610)
Operating income	53,020	85,537
Interest expense, net	(7,582)	(8,201)
Non-operating pension benefit	231	488
Income before taxes	45,669	77,824
Income tax expense	(8,360)	(14,879)
Net income	37,309	62,945
Less: Loss attributable to noncontrolling interest	(4)	(247)
Net income attributable to Belden stockholders	$37,313	$63,192

Weighted average number of common shares and equivalents:
Basic	40,986	42,827
Diluted	41,491	43,669

Basic income per share attributable to Belden stockholders	$0.91	$1.48

Diluted income per share attributable to Belden stockholders	$0.90	$1.45

Common stock dividends declared per share	$0.05	$0.05

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	Enterprise Solutions	Industrial Automation Solutions	Total Segments

	(In thousands, except percentages)

For the three months ended March 31, 2024
Segment Revenues	$234,089	$301,586	$535,675
Segment EBITDA	25,788	58,745	84,533
Segment EBITDA margin	11.0%	19.5%	15.8%
Depreciation expense	6,305	7,160	13,465
Amortization of intangibles	5,719	5,090	10,809
Amortization of software development intangible assets	—	2,713	2,713
Severance, restructuring, and acquisition integration costs	1,590	2,622	4,212
Adjustments related to acquisitions and divestitures	—	298	298

For the three months ended April 2, 2023
Segment Revenues	$275,343	$366,446	$641,789
Segment EBITDA	37,205	73,787	110,992
Segment EBITDA margin	13.5%	20.1%	17.3%
Depreciation expense	5,954	6,400	12,354
Amortization of intangibles	4,495	5,115	9,610
Amortization of software development intangible assets	—	1,452	1,452
Severance, restructuring, and acquisition integration costs	25	1,687	1,712
Adjustments related to acquisitions and divestitures	—	298	298

BELDEN INC.
OPERATING SEGMENT RECONCILIATION TO CONSOLIDATED RESULTS
(Unaudited)

	Three Months Ended
	March 31, 2024	April 2, 2023

	(In thousands)
Total Segment and Consolidated Revenues	$535,675	$641,789

Total Segment EBITDA	$84,533	$110,992
Total non-operating pension benefit	231	488
Eliminations	(16)	(29)
Consolidated Adjusted EBITDA (1)	$84,748	$111,451
Depreciation expense	(13,465)	(12,354)
Amortization of intangibles	(10,809)	(9,610)
Interest expense, net	(7,582)	(8,201)
Severance, restructuring, and acquisition integration costs	(4,212)	(1,712)
Amortization of software development intangible assets	(2,713)	(1,452)
Adjustments related to acquisitions and divestitures	(298)	(298)
Income before taxes	$45,669	$77,824

(1)Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures for additional information.

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023

	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$506,830	$597,044
Receivables, net	356,401	413,806
Inventories, net	374,419	366,987
Other current assets	76,739	79,142
Total current assets	1,314,389	1,456,979
Property, plant and equipment, less accumulated depreciation	453,988	451,069
Operating lease right-of-use assets	124,690	89,686
Goodwill	901,924	907,331
Intangible assets, less accumulated amortization	256,905	269,144
Deferred income taxes	16,575	15,739
Other long-lived assets	50,842	50,243
	$3,119,313	$3,240,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$263,627	$343,215
Accrued liabilities	250,903	290,289
Total current liabilities	514,530	633,504
Long-term debt	1,180,125	1,204,211
Postretirement benefits	71,839	74,573
Deferred income taxes	50,634	49,472
Long-term operating lease liabilities	108,174	74,941
Other long-term liabilities	38,125	37,188
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	814,704	818,663
Retained earnings	1,021,061	985,807
Accumulated other comprehensive loss	(32,131)	(41,279)
Treasury stock	(648,292)	(597,437)
Total Belden stockholders’ equity	1,155,845	1,166,257
Noncontrolling interests	41	45
Total stockholders’ equity	1,155,886	1,166,302
	$3,119,313	$3,240,191

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Three Months Ended
	March 31, 2024	April 2, 2023

	(In thousands)
Cash flows from operating activities:
Net income	$37,309	$62,945
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	26,987	23,416
Share-based compensation	6,397	6,253
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes, acquired businesses and disposals:
Receivables	54,472	13,928
Inventories	(9,657)	(28,152)
Accounts payable	(76,904)	(56,056)
Accrued liabilities	(45,868)	(54,551)
Income taxes	9,470	2,701
Other assets	(1,353)	(4,111)
Other liabilities	1,868	1,755
Net cash provided by (used for) operating activities	2,721	(31,872)
Cash flows from investing activities:
Capital expenditures	(24,250)	(13,844)
Proceeds from disposal of tangible assets	60	1
Proceeds from disposal of businesses, net of cash sold	—	10,000
Net cash used for investing activities	(24,190)	(3,843)
Cash flows from financing activities:
Payments under share repurchase program	(57,865)	(50,000)
Withholding tax payments for share-based payment awards	(7,921)	(13,292)
Cash dividends paid	(2,075)	(2,146)
Payments under financing lease obligations	(227)	(38)
Proceeds from issuance of common stock	3,152	1,679
Net cash used for financing activities	(64,936)	(63,797)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(3,809)	881
Decrease in cash and cash equivalents	(90,214)	(98,631)
Cash and cash equivalents, beginning of period	597,044	687,676
Cash and cash equivalents, end of period	$506,830	$589,045

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory to fair value, and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for acquisition-related expenses, such as amortization of intangibles and impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.

Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	Three Months Ended
	March 31, 2024	April 2, 2023

	(In thousands, except percentages and per share amounts)
GAAP and Adjusted Revenues	$535,675	$641,789

GAAP gross profit	$201,596	$246,105
Amortization of software development intangible assets	2,713	1,452
Severance, restructuring, and acquisition integration costs	1,287	229
Adjusted gross profit	$205,596	$247,786

GAAP gross profit margin	37.6%	38.3%
Adjusted gross profit margin	38.4%	38.6%

GAAP selling, general and administrative expenses	$(110,768)	$(121,574)
Severance, restructuring, and acquisition integration costs	2,326	1,483
Adjustments related to acquisitions and divestitures	298	298
Adjusted selling, general and administrative expenses	$(108,144)	$(119,793)

GAAP research and development expenses	$(26,999)	$(29,384)
Severance, restructuring, and acquisition integration costs	599	—
Adjusted research and development expenses	$(26,400)	$(29,384)

GAAP net income	$37,309	$62,945
Income tax expense	8,360	14,879
Interest expense, net	7,582	8,201
Total non-operating adjustments	15,942	23,080

Amortization of intangible assets	10,809	9,610
Severance, restructuring, and acquisition integration costs	4,212	1,712
Amortization of software development intangible assets	2,713	1,452
Adjustments related to acquisitions and divestitures	298	298
Total operating income adjustments	18,032	13,072
Depreciation expense	13,465	12,354

Adjusted EBITDA	$84,748	$111,451

GAAP net income margin	7.0%	9.8%
Adjusted EBITDA margin	15.8%	17.4%

GAAP net income	$37,309	$62,945
Less: Net loss attributable to noncontrolling interest	(4)	(247)
GAAP net income attributable to Belden stockholders	$37,313	$63,192

GAAP net income	$37,309	$62,945
Plus: Operating income adjustments from above	18,032	13,072
Less: Net loss attributable to noncontrolling interest	(4)	(247)
Less: Tax effect of adjustments above	4,069	2,882
Adjusted net income attributable to Belden stockholders	$51,276	$73,382

GAAP income per diluted share attributable to Belden stockholders	$0.90	$1.45
Adjusted income per diluted share attributable to Belden stockholders	$1.24	$1.68

GAAP and adjusted diluted weighted average shares	41,491	43,669

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
We define free cash flow, which is a non-GAAP financial measure, as net cash from operating activities adjusted for capital expenditures net of the proceeds from the disposal of assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended
	March 31, 2024	April 2, 2023

	(In thousands)
GAAP net cash provided by (used for) operating activities	$2,721	$(31,872)
Capital expenditures, net of proceeds from disposal of tangible assets	(24,190)	(13,843)
Non-GAAP free cash flow	$(21,469)	$(45,715)

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
2024 Guidance

Three Months Ended
June 30, 2024

GAAP income per diluted share attributable to Belden stockholders	$1.00 - $1.10
Amortization of intangible assets	0.25
Severance, restructuring, and acquisition integration costs	0.04
Adjustments related to acquisitions and divestitures	0.01
Adjusted income per diluted share attributable to Belden stockholders	$1.30 - $1.40

Our guidance is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, adjustments related to acquisitions and divestitures, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.

Forward-Looking Statements

This release contains, and any statements made by us concerning the subject matter of this release may contain, forward-looking statements, including our outlook for the second quarter of 2024 and beyond. Forward-looking statements also include any statements regarding future financial performance (including revenues, growth, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the impact of a challenging global economy, including the impact of inflation, or a downturn in served markets; volatility in credit and foreign exchange markets; the competitiveness of the global markets in which we operate; the inability of the Company to develop and introduce new products; competitive responses to our products; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); difficulty in forecasting revenues due to the unpredictable timing of orders related to customer projects as well as the impacts of channel inventory; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; the impact of disruptions in the global supply chain, including the inability to timely obtain raw materials and components in sufficient quantities on commercially reasonable terms; the inability to achieve our strategic priorities in emerging markets; the impact of changes in global tariffs and trade agreements; the presence of substitute products in the marketplace; disruptions in the Company’s information systems including due to cyber-attacks; inflation and changes in the price and availability of raw materials leading to higher input and labor costs; the possibility of future epidemics or pandemics; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the increased prevalence of cloud computing; the inability to successfully complete and integrate acquisitions, including the acquisition of Precision Optical Technologies, Inc., in furtherance of the Company’s strategic plan, as well as the inability to accurately forecast the financial impacts of acquisitions; the inability to retain key employees; disruption of, or changes in, the Company’s key distribution channels; the presence of activists proposing certain actions by the Company; perceived or actual product failures; the impact of regulatory requirements and other legal compliance issues; inability to satisfy the increasing expectations with respect to environmental, social and governance matters; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; risks related to the use of open source software; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the period ended December 31, 2023, filed with the SEC on February 13, 2024. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers the infrastructure that makes the digital journey simpler, smarter and secure. We’re moving beyond connectivity, from what we make to what we make possible through a performance-driven portfolio, forward-thinking expertise and purpose-built solutions. With a legacy of quality and reliability spanning 120-plus years, we have a strong foundation to continue building the future. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia, and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and Twitter.

Contact:
Belden Investor Relations
Aaron Reddington, CFA
(317) 219-9359
Investor.Relations@Belden.com